Exhibit 21.1

Summit Healthcare Operating Partnership, L.P.	Delaware
Summit Healthcare Asset Management, LLC	Delaware

Healthcare Properties
Cornerstone Healthcare Partners, LLC	Delaware
Cornerstone Healthcare Holdings 1, LLC	Delaware
CHP Sheridan LLC	Delaware
CHP Portland LLC	Delaware
CHP Friendswood SNF, LLC	Delaware
CHP Tigard, LLC	Delaware
Healthcare Property Holding Co., LLC	Delaware
NHP Holding Co., LLC	Delaware
HP Aledo, LLC	Delaware
HP Redding, LLC	Delaware
Summit Chandler, LLC	Delaware
Summit Yucaipa LLC	Delaware
Summit Creekside LLC	Delaware
Summit Mentone LLC	Delaware
Summit Georgia Holdings LLC	Georgia
Summit Calhoun LLC	Georgia
Summit Cartersville LLC	Georgia
Summit Chatsworth LLC	Georgia
Summit Decatur LLC	Georgia
Summit Fairburn LLC	Georgia
Summit Flowery Branch LLC	Georgia
Summit Jasper LLC	Georgia
Summit Stone Mountain LLC	Georgia